EXHIBIT 99.1

EP MEDSYSTEMS, INC.

NASDAQ: EPMD                           For Further Information Contact:
FOR RELEASE FEBRUARY 16, 2001          Joseph M. Turner, Chief Financial Officer
8:00 AM EST                            (973-398-2800)

                      EP MEDSYSTEMS ANNOUNCES SIGNING OF A
                         $3.25 MILLION EQUITY FINANCING

MT. ARLINGTON, NJ (February 16, 2001) -- EP MedSystems, Inc. (NASDAQ: EPMD) today announced the signing of a definitive agreement relating to a proposed common stock and warrant financing (the "Financing"). Consummation of the Financing is subject to the satisfaction of certain conditions and, if consummated, the Financing would result in a significant infusion of new equity capital into the Company. The terms of the Financing provide that, subject to receipt of shareholder approval (required by Nasdaq National Market listing requirements), among other things, EP MedSystems will issue 1,625,000 shares of common stock and warrants to purchase 812,500 shares exercisable at $4.00 per share for gross proceeds of $3.25 million. The independent directors of the Company retained Tucker Anthony Sutro Capital Markets to advise the Board in the transaction and received their opinion that from a financial point of view, the transaction is fair to the public shareholders of the Company. We intend to use the net proceeds from the Financing to expand sales, marketing and manufacturing capacity for our key products, and for working capital and general corporate purposes.

The shares of common stock and the warrants to be issued in connection with the Financing will not be registered under the Securities Act of 1933, as amended, for a period of at least one year and may not be offered or sold absent registration, or an applicable exemption from registration. The terms of the Financing require the Company to grant registration rights to the investors in the Financing, under certain circumstances, only after the first anniversary of the closing of the Financing.

The primary investor in the Financing, purchasing 1,500,000 shares of common stock and warrants for 750,000 additional shares, is Cardiac Capital, LLC, an entity which is 50% owned by David Jenkins, EP MedSystems' Chairman of the Board and CEO and a shareholder of the Company. The terms of the Financing further provide that, for so long as Cardiac Capital, LLC owns 400,000 or more shares of the outstanding common stock of the Company or securities convertible into 400,000 shares of common stock (or some combination thereof), the Company shall use its best efforts to take all actions necessary to cause the Company's Board of Directors to include one representative nominated by Cardiac Capital. Pursuant to a letter agreement among David Jenkins, the other member of Cardiac Capital, LLC and the Company, Mr. Jenkins has further agreed, among other things, to vote all shares owned by him to be voted, in favor of all actions necessary to cause the Company's Board of Directors to include Cardiac Capital's nominee. Mr. Jenkins has also agreed with Cardiac Capital, LLC, that, for a period of one year from the closing of the

Financing, he will not sell any of his previously owned shares of the Company's common stock. Details of the financing will be disclosed in the Company's Proxy Statement, which it intends to file in connection with the calling of shareholders' meeting to approve this transaction.

EP MedSystems develops and markets cardiac electrophysiology ("EP") products used to diagnose and treat certain cardiac arrhythmia disorders. Our EP product line includes the EP-WorkMate(a) Electrophysiology Workstation, the EP-3a Stimulator, diagnostic electrophysiology catheters, internal cardioversion catheters and related disposable supplies.

We have previously reported that the Food and Drug Administration had granted the Company expedited review for the ALERT(a) System PMA application. The ALERT(a) catheter is proprietary and used in tandem with the ALERT(a) Companion to deliver a bi-phasic low energy waveform used to convert atrial fibrillation to a normal (sinus) heart rhythm. The ALERT(a) System has been shown to use about 50 times less energy for cardioverion than the standard external "paddles". The Company estimates that there are approximately 5 million people worldwide with atrial fibrillation; a disease associated with reduced cardiac output, congestive heart failure, and stroke. For more information, visit our Website at www.epmedsystems.com. The FDA's response to the Company's PMA application is expected to be received in April 2001.

This Release contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's history of losses, uncertainty of future profitability and future liquidity needs; and risks regarding demand for new and existing products, particularly ALERT(a) System.

We caution you to review the cautionary statements set forth in this Release and in the Company's reports filed with the Securities and Exchange Commission including the Proxy Statement which the Company intends to file regarding this financing. We caution you further that other factors may prove to be important in affecting the Company's business and results of operations. Please do not place undue reliance on forward-looking statements, which speak only as of the date of this Release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Release or to reflect the occurrence of anticipated events.


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